FORM 8-K/A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT No. 1
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): September 2, 1997


                                INTELLICALL, INC.
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)

  1-10588                                                        75-1993841
(Commission                                                    (IRS Employer
File Number)                                                Identification No.)


                2155 Chenault, Suite 410, Carrollton, Texas 75006
                    (Address of principal executive offices)


Registrant's telephone number, including area code:            (972) 416-0022
                                                               --------------



                                      NONE
         (Former name or former address, if changed since last report).

Item 2.  Acquisition or Disposition of Assets.

         On September 2, 1997 (the "Closing Date") ILD Teleservices, Inc. ("ILD"), a majority-owned subsidiary of the Registrant, purchased the operator services business and related assets from Worldcom, Inc. ("Worldcom") pursuant to an Asset Purchase Agreement dated February 27, 1997 as amended by an Amendment No. 1 dated August 29, 1997 (collectively, the "Purchase Agreement").

         The assets acquired by ILD pursuant to the Purchase  Agreement included
(i) all corrections, payphone and hospitality customer contracts held by Worldcom's operator services U.S. division (the "Business"), (ii) certain assets relating to a billing and collections business operated by Worldcom, (iii) four telecom switches and (iv) related and miscellaneous fixed assets and software. ILD intends to utilize the assets acquired in the same business as before.

         The purchase price (herein so called) for the assets acquired by ILD pursuant to the Purchase Agreement was $21,392,040 paid as follows: (a) ILD paid $9,696,020 in cash to Worldcom on the Closing Date and (b) ILD issued to Worldcom $11,196,020 in redeemable preferred stock of ILD and $500,000 in common stock of ILD. ILD and Worldcom agreed to certain post-closing adjustments to the Purchase Price which the Registrant does not believe will be material to the acquisition.

         The cash portion of the Purchase Price was financed through additional equity contributions to ILD made by non-affiliated parties to the Registrant and loan proceeds from a Loan and Security Agreement dated as of August 29, 1997 (the "Loan Agreement") by and between ILD, an ILD subsidiary and NationsBank, N.A. (the "Bank"). Pursuant to the Loan Agreement, the Bank agreed to loan ILD up to $25 million, $20 million as a revolving credit facility and $5 million as a term loan. Advances under the Loan Agreement bear interest at a variable rate based on NationsBank Prime Rate or LIBOR. The revolving credit facility terminates February 2001 (unless extended). The term loan requires eight quarterly payments of principal of $300,000 commencing March 31, 1998, and five quarterly payments of principal of $420,000 each commencing March 31, 2000. Interest on all advances is payable monthly.

         All advances under the Loan Agreement are secured by the grant of a first lien in principally all of the assets of ILD including receivables, inventory, contract rights, intangibles, equipment and deposit accounts (the "Collateral").

         The Loan Agreement contains other obligations and covenants of ILD including post-closing financing requirements. See Item 7. Financial Statements and Exhibits for a complete listing of all documents filed with this Form 8-K, all of which should be reviewed in full.

Item 7.  Financial Statements and Exhibits.

   (a)      Financial statements of business acquired.

            (A) The  following  financial  statements of the business
                acquired are filed herewith:

                (i)      Report of Independent Accountants                  F-1

                (ii)     Balance Sheets at December 31, 1995                F-2
                         and 1996 and at June 30, 1997 (unaudited)

                (iii)    Statements of  Operations  for the three           F-3
                         years ended December 31, 1996 and the six months ended June 30, 1996 (unaudited) and
                         June 30, 1997 (unaudited)

                (iv)     Statements of Changes in Equity for the three      F-4
                         years ended December 31, 1996
                         and for the six months ended June 30, 1996
                         (unaudited) and June 30, 1997 (unaudited)

                (v)      Statements  of Cash  Flows for the three           F-5
                         years ended December 31, 1996 and the six months ended June 30, 1996 (unaudited) and
                         June 30, 1997 (unaudited)

                (vi)     Notes to Financial Statements                      F-6


            (B) Pro Forma financial statements

                (i)      Statement of Operations                            P-1
                         for the year ended December 31, 1996

                (ii)     Statement of Operations for the nine               P-2
                         months ended September 30, 1997

                (iii)    Notes to Pro Forma Financial Statements            P-3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     INTELLICALL, INC.




Date: November 14, 1997                             /s/ William O. Hunt
                                                    -------------------------
                                                    Chief Executive Officer

WORLDCOM - SAN ANTONIO (as defined)

INDEX TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


                                                                    Page

Report of Independent Accountants                                     F-1

Financial Statements:

     Balance Sheets                                                   F-2

     Statements of Operations                                         F-3

     Statements of Changes in Equity                                  F-4

     Statements of Cash Flows                                         F-5

     Notes to Financial Statements                                    F-6

                        Report of Independent Accountants


October 31, 1997

To the Board of Directors
 and Management of Intellicall, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of WorldCom - San Antonio as defined and described in Note 1 (the "Business") at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying balance sheet of the Business as of June 30, 1997 and the statements of operations, of changes in equity and of cash flows for the six month periods ending June 30, 1996 and 1997 were not audited by us and, accordingly, we do not express an opinion on them.

WORLDCOM - SAN ANTONIO (as defined)
BALANCE SHEETS
(in thousands)
--------------------------------------------------------------------------------

                                                                   December 31,     June 30,
                                                                1995        1996      1997
                                                                ----        ----      ----
ASSETS

Current assets:
   Cash and cash equivalents                                 $   220    $    108     $ 253
   Receivables, net of allowance for doubtful accounts        23,194      11,051    10,162
   Customer advances and other                                 1,804       2,060     2,809

   Total current assets                                       25,218      13,219    13,224

Fixed assets, net                                              3,248       3,820     3,042
Goodwill, net                                                211,087          --        --
Deferred income taxes                                          2,438       1,689     2,114
Other assets                                                     144          92        80
                                                                 ---          --        --
                                                           $ 242,135     $18,820  $ 18,460
                                                           =========     =======  ========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                           $  312     $   152     $  71
   Customer commissions payable                                3,482       3,291     2,611
   Accrued operator services provider costs                      509         781       437
   Accrued billing and collection costs                        2,107       1,339     1,380
   Accrued line costs                                          1,241       1,074       956
   Other current liabilities                                   1,043         643       229
                                                               -----       ----        ---

   Total current liabilities                                   8,694       7,280     5,684

Commitments and contingencies                                     --          --        --


Equity - WorldCom-San Antonio, as defined (Note 1)           233,441      11,540    12,776
                                                             -------      ------    ------

                                                            $242,135    $ 18,820  $ 18,460
                                                            ========    ========   =======





 The accompanying notes are an integral part of these financial statements

WORLDCOM - SAN ANTONIO (as defined)
STATEMENTS OF OPERATIONS
(in thousands)
--------------------------------------------------------------------------------

                                                                                                    Six months ended
                                                           Year ended December 31,                       June 30,
                                                       1994          1995          1996          1996               1997
                                                       ----          ----          ----          ----               ----
                                                                                              (unaudited)        (unaudited)
Operator services revenue                        $   149,823     $ 119,322      $ 88,005      $  45,799           $ 35,243
Operator services revenue from affiliate               2,901         4,824         5,494          2,299              3,664
                                                       -----         -----         -----          -----              -----

     Total operator services revenue                 152,724       124,146        93,499         48,098             38,907

Cost of operator services revenue                    110,999        94,003        72,838         38,134             29,809
                                                     -------        ------        ------         ------             ------

     Gross profit                                     41,725        30,143        20,661          9,964              9,098

Selling, general and administrative expenses          12,963        12,455         9,142          4,678              4,146

Depreciation and amortization                          6,442         6,904         2,829          2,092                778

Provision to reduce carrying value of goodwill             -             -       209,635        209,635                  -

Provision for doubtful accounts                        6,554        12,482         6,099          3,017              2,083
                                                       -----        ------         -----          -----              -----


Operating income (loss)                               15,766        (1,698)     (207,044)      (209,458)             2,091

Interest income                                         (357)         (295)         (303)          (162)              (171)
                                                        ----          ----          ----           ----               ----

Income before provision for income taxes              16,123        (1,403)     (206,741)      (209,296)             2,262

Income taxes                                           7,985         1,631         1,608            804                837
                                                       -----         -----         -----            ---                ---


Net income (loss)                                 $    8,138       $(3,034)    $(208,349)     $(210,100)          $  1,425
                                                  ==========       =======      ========       ========           ========



   The accompanying notes are an integral part of these financial statements

WORLDCOM - SAN ANTONIO (as defined)
STATEMENTS OF CHANGES IN EQUITY
(in thousands)
--------------------------------------------------------------------------------

                                                                                 Six months ended
                                             Year ended December 31,                 June 30,
                                         1994         1995         1996         1996            1997
                                       --------     -------       -------      -------         -------
                                                                             (unaudited)      (unaudited)

Balance, beginning of period         $  244,458    $ 241,878     $ 233,441     $ 233,441       $  11,540

Net income (loss)                         8,138       (3,034)     (208,349)     (210,100)          1,425

Advances to affiliate, net              (10,718)      (5,403)      (13,552)       (6,209)           (189)
                                        -------       ------       -------        ------            ----

Balance, end of period               $  241,878    $ 233,441     $  11,540     $  17,132       $  12,776
                                     ==========    =========     =========     =========       =========






  The accompanying notes are an integral part of these financial statements

WORLDCOM - SAN ANTONIO (as defined)
STATEMENTS OF CASH FLOWS
(in thousands)
--------------------------------------------------------------------------------

                                                                                                     Six months ended
                                                                  Year ended December 31,                 June 30,
                                                              1994         1995          1996        1996         1997
                                                            --------     --------      --------    --------     --------
                                                                                                 (unaudited)  (unaudited)
Cash flows from operating activities:
Net income (loss)                                          $ 8,138      $(3,034)    $(208,349)     $(210,100)   $   1,425

Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization                                6,442        6,904         2,829          2,092          778
Provision to reduce carrying value of goodwill                   -            -       209,635        209,635            -
Provision for doubtful accounts                              1,128        1,522        (2,469)        (4,635)       1,011
Changes in operating assets and liabilities:
Decrease (increase) in receivables                          (4,792)       4,626        14,612         10,864         (122)
Increase in customer advances and
  other current assets                                        (813)        (778)         (256)          (361)        (749)
Decrease (increase) in deferred income taxes                  (305)        (541)          749            375         (425)
Increase (decrease) in accounts payable                         80         (111)         (160)           (85)         (81)
Increase (decrease) in customer commissions
  payable                                                      121       (2,208)         (191)          (119)        (680)
Increase (decrease) in operator service
  provider costs                                               170          (62)          272            461         (344)
Increase (decrease) in accrued billing and
  collection costs                                             240         (390)         (768)          (835)          41
Increase (decrease) in accrued line costs                       43         (829)         (167)           118         (118)
Increase (decrease) in other current liabilities               382          664          (400)          (299)        (414)
                                                          --------    ---------    ----------      ---------    ---------

Net cash provided by operating activities:                  10,834        5,763        15,337          7,111          322

Cash flows from investing activities:
Capital expenditures                                          (422)        (705)       (1,948)        (1,132)           -
Decrease in other assets                                       304          463            51            112           12
                                                          --------    ---------    ----------      ---------    ---------

Net cash used in investing activities                        (118)        (242)        (1,897)        (1,020)          12

Cash flows from financing activities
Advances to affiliate (net)                                (10,718)      (5,403)      (13,552)        (6,209)        (189)
                                                          --------    ---------     ---------      ---------    ---------

Net cash used in financing activities                      (10,718)      (5,403)      (13,552)        (6,209)        (189)
                                                           -------    ---------     ---------      ---------    ---------

Net increase (decrease) in cash and cash equivalents            (2)         118          (112)          (118)         145
Cash and cash equivalents at beginning of period               104          102           220            220          108
                                                           -------    ---------     ---------       --------    ---------
Cash and cash equivalents at end of period                 $   102    $     220     $     108      $     102    $     253
                                                           =======    =========     =========      =========    =========

   The accompanying notes are an integral part of these financial statements

WORLDCOM - SAN ANTONIO (as defined)

Notes to Financial Statements
-------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     The accompanying financial statements represent the activities of the WorldCom, Inc.("WorldCom" or "affiliate") operator services business based in San Antonio, Texas (the "Business") and exclude all other activities of WorldCom. These financial statements represent the business being acquired by ILD Communications, Inc. (a subsidiary of Intellicall, Inc.) pursuant to a purchase agreement dated September 1, 1997 (the "Acquisition").

     The Business provides automated and live operator services for private payphone providers, local exchange carrier (LEC) payphones, and the hospitality and inmate services industry. The Business also resells direct dial long distance services principally to its hospitality customers and provides a billing and collection service to third party operator service and one plus companies. Collectively, these revenues are classified as "operator services revenue."

     Throughout the period covered by the financial statements, the Business was accounted for in several divisions within WorldCom. Financial statements have not been previously prepared for the Business. These financial statements have been prepared from WorldCom's historical accounting records and reflect no adjustments arising from the Acquisition described above.

     The Statements of Operations include all revenue and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business at shared sites and costs for certain functions and services performed by centralized WorldCom organizations outside the defined scope of the Business and directly charged to the Business based on usage. The results of operations also include allocations of costs for administrative functions and services performed on behalf of the Business by centralized staff groups within WorldCom and general corporate expenses. Current and deferred income taxes and related tax expense have been allocated to the Business by applying Statement of Financial Accounting Standards No. 109 ("SFAS 109") to the Business as if it was a separate taxpayer.

     All charges and allocations of cost for facilities, functions and services performed by WorldCom organizations outside the defined scope of the Business have been deemed to have been paid by the Business to WorldCom in cash, in the period in which the cost was recorded in the financial statements.

     All of the allocations and estimates in the financial statements are based on assumptions that WorldCom management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WORLDCOM - SAN ANTONIO (as defined)

Notes to Financial Statements
-------------------------------------------------------------------------------

     Cash and cash equivalents - The Business participated in WorldCom's centralized cash management system. In general, the cash funding requirements of the Business were met by, and all cash generated by the Business was transferred to, WorldCom. Accordingly, the cash and cash equivalents balances (cash equivalents are highly liquid investments with maturities of three months or less at time of purchase) shown on the balance sheets were allocated to these financial statements based on management estimates.

     Revenue Recognition - Call revenues are recognized at the time that calls are placed. Call revenues from human operator services, Business-owned call processing systems and switch-based services are recognized based on the amounts charged to billed parties for calls processed and billed by the Business. Revenues associated with the billing and collecting of other companies' call records are recognized at the time the call records are billed and include revenue associated with the provision of the service.

     Receivables - Receivables consist of amounts owed by various telephone companies for processed call traffic plus amounts due from the billing and collection service customers. The Business believes it has provided adequate reserves for potential uncollectible accounts. Accounts receivable were as follows (in thousands):

                                                   December 31,             June 30,
                                              1995              1996          1997
                                          ------------       ---------     ---------
                                                                          (unaudited)

     Trade receivables                    $  30,359        $  15,405      $  15,580
     Trade receivables from affiliate           336              678            625
     Less: Allowance for doubtful accounts   (7,501)          (5,032)        (6,043)
                                          ---------        ---------      ---------
                                          $  23,194        $  11,051      $  10,162
                                          =========        =========      =========

     Fixed Assets - Fixed assets are recorded at original cost. Depreciation expense is computed by the straight-line method over the estimated useful lives of the related assets, where the useful lives approximate five years. Fixed assets were as follows (in thousands):

                                                       December 31,             June 30,
                                                  1995              1996          1997
                                              ------------       ---------     ---------
                                                                              (unaudited)
      Office equipment                        $   1,964          $  2,003       $ 2,003
      Switches and call processing equipment      3,866             5,775         5,775
                                                  -----             -----         -----
                                                  5,830             7,778         7,778
      Less: Accumulated depreciation             (2,582)           (3,958)       (4,736)
                                                 ------            ------        ------
                                              $   3,248          $  3,820       $ 3,042
                                              =========          ========       =======


     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 (in thousands) was $983, $1,095 and $1,377, respectively. Depreciation expense for the six months ended June 30, 1996 and 1997 (in thousands) was $640 and $778, respectively.

WORLDCOM - SAN ANTONIO (as defined)

Notes to Financial Statements
-------------------------------------------------------------------------------


     Goodwill - Goodwill, representing the cost in excess of net assets of acquired businesses, is amortized using the straight-line method over 40 years. In March 1995, FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). Effective January 1, 1996, the Business adopted FAS 121 which requires that long-lived assets (primarily goodwill) held and used by an entity, or to be disposed of, be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

     The goodwill recorded in these financial statements arose upon WorldCom's acquisition of Metromedia Communications Corporation and Resurgens Communications Group, Inc. in September 1993. The total amount of goodwill recorded in the WorldCom financial statements was approximately $1.2 billion. The amount of goodwill shown in these financial statements represents WorldCom management's allocation of a portion of that total to the Business. The allocation was primarily based on the Business' historical revenues in relation to WorldCom's entire acquisition, which approximated management's evaluation of fair value.

     During June 1996, WorldCom incurred non-cash charges related to the write-down in the carrying value of certain assets related to the operator services business, including goodwill. WorldCom's estimates of the fair value of these assets resulted in the write-down of operator services goodwill to zero. In a manner consistent with the WorldCom assessment, these financial statements of the Business reflect a write-down of goodwill in the amount of $209.6 million.

     The balances of goodwill at each period end are as follows (in thousands):

                                                       December 31,             June 30,
                                                  1995              1996          1997
                                              ------------       ---------     ---------
                                                                              (unaudited)
     Goodwill                                 $  224,757        $  224,757     $      -
     Less:  Accumulated amortization             (13,670)          (15,122)           -
            Provision to reduce carrying value         -          (209,635)           -
                                                --------          --------      -------
                                              $  211,087        $        -     $      -
                                              ==========          ========      =======



     Amortization expense for the years ended December 31, 1994, 1995 and 1996 (in thousands) was $5,549, $5,809 and $1,452, respectively. Amortization expense for the six months ended June 30, 1996 and 1997 (in thousands) was $1,452 and zero.

     Income Taxes - The taxable income (loss) of the Business was included in consolidated tax returns of Worldcom. As such, separate income tax returns were not prepared or filed for the Business.

     For all periods presented, deferred income taxes and the related tax provision have been allocated to the Business by applying the asset and liability approach set forth in SFAS 109 to the Business as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax basis of assets and liabilities. SFAS 109 generally requires that all expected

WORLDCOM - SAN ANTONIO (as defined)

Notes to Financial Statements
-------------------------------------------------------------------------------

     future events, other than enactment of changes in tax law or tax rates, be considered in estimating future tax consequences. Valuation allowances are established to reduce deferred tax assets by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

     Disclosures about Fair Value of Financial Instruments - The Business records of all financial instruments at cost. The fair values of accounts receivable and accounts payable approximate such costs.

     Credit Concentrations - Certain financial instruments potentially subject the Business to concentration of credit risk. These financial instruments consist primarily of accounts receivable. The Business' customers range from small payphone providers to large corporations, and reflect a large customer base with much geographic diversity. The Company believes it has provided adequate reserves for potential uncollectible accounts.

     Major Customers - A single customer accounts for 36%, 31% and 22% or $55.2, $38.2 and $20.9 million of the Business' revenues in 1994, 1995 and 1996, respectively. This customer represented 24% and 18% or $11.7 and $7.0 million of the Business revenues for the six month periods ending June 30, 1996 and 1997, respectively.

3.   RELATED PARTY TRANSACTIONS

     The financial statements include significant transactions with WorldCom involving functions and services (such as cash management, tax administration, accounting, legal, and data processing) that were provided to the Business by WorldCom outside the defined scope of the Business. The costs of these functions and services have been directly charged and/or allocated to the Business using methods that management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity or are necessarily reflective of the costs to be incurred going forward. Amounts charged and allocated to the Business for these functions and services were $2.1, $2.2 and $1.9 million for the years ended December 31, 1994, 1995 and 1996, respectively, and are principally included in general and administrative expenses. For the six month periods ended June 30, 1996 and 1997, the allocated charges (in thousands) were $959 and $982, respectively.

     Operator services revenue include amounts earned from the processing of certain WorldCom call traffic. These revenues earned represent a percentage of the call revenue billed to third parties by WorldCom and amounted to $2.9, $4.8 and $5.5 million for the years ended December 31, 1994, 1995 and 1996, respectively. The same revenues were $2.3 and $3.7 million for the six month periods ending June 30, 1996 and 1997, respectively.

     Costs of operator services revenue include amounts paid for services rendered by Worldcom on behalf of the Business. These services, primarily line costs (payments to local exchange carriers for access and transport charges), amounted to $25.2, $19.0 and $14.9 million for the years ended December 31, 1994, 1995 and 1996, respectively, and were charged to the business on a per minute basis. For the six months periods ended June 30, 1996 and 1997, the line costs paid to WorldCom were $8.2 and $6.0 million, respectively. Also, accrued line costs, at each period end, represent payables to WorldCom for those services billed to the Business.

WORLDCOM - SAN ANTONIO (as defined)

Notes to Financial Statements
-------------------------------------------------------------------------------

     As discussed in Note 1, WorldCom operated the Business throughout the period covered by these financial statements. As such, the balance of the equity of the Business (shown as Equity-WorldCom-San Antonio on the Balance Sheet) represents WorldCom's 100% owned equity in the operator services division, net of any advances to or draws from the Business.

4.   INCOME TAXES

     Differences between the income tax benefit calculated using the statutory federal income tax rate and the actual income tax benefit are (in thousands):

                                                                                          Six months ended
                                                             Year ended December 31,               June 30,
                                                           1994       1995       1996        1996           1997
                                                           ----       ----       ----        ----           ----

Income tax expense (benefit) at the statutory rate       $ 5,482    $ (477)   $(70,292)    $(71,160)     $   769


Permanent differences between book and tax bases:
   Goodwill amortization                                   1,856     1,975         494          494            -
   Goodwill write-off                                          -         -      71,276       71,276            -

Other                                                        647       133         130          194           68
                                                             ---       ---         ---          ---           --

Income tax expense                                         7,985     1,631       1,608          804          837
                                                           =====     =====       =====          ===          ===

     The significant components of the Business' deferred tax assets and liabilities under SFAS 109 result from differences in depreciation methods for book and tax purposes and the deferred recognition of the allowance for doubtful accounts for tax purposes.

5.   COMMITMENTS AND CONTINGENCIES

     Lease Commitments - The Business leases its office space under operating leases. Future minimum rental commitments under noncancelable operating leases are (in thousands):

                     1997                                                 $911
                     1998                                                  865
                     1999                                                  294
                     2000                                                  270
                     2001 and later                                        825
                                                                           ---
                                                                       $ 3,165
                                                                       =======

     Total operating lease expense (in thousands) was $741, $870 and $878 for the years ended December 31, 1994, 1995 and 1996, respectively. For the six-month periods ended June 30, 1996 and 1997, the total operating lease expense (in thousands) was $439 and $456, respectively.

     Litigation - The Business is subject to various legal proceedings arising out of the ordinary conduct of its business. It is the opinion of the
     management  of  the  Business  that  the  ultimate   disposition  of  these
     proceedings will not have a material adverse effect on the Business' financial condition and results of operations.

INTELLICALL, INC./WORLDCOM - SAN ANTONIO (as defined)

INDEX TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                 Page


Introduction to Pro Forma Consolidated Financial Statements      P-1

Pro Forma Consolidated Statement of Operations
for the year ended December 31, 1996                             P-2

Pro Forma Consolidated Statement of Operations
for the nine months ended September 30, 1997                     P-3

Notes to Pro Forma Consolidated Statement of Operations          P-4

                             INTELLICALL, INC.
                PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                (unaudited)


     The following unaudited Pro Forma Consolidated Statements of Operations of Intellicall, Inc. (the Company) for the year ended December 31, 1996 and the nine months ended September 30, 1997 (Pro Forma Statements) have been prepared as if the Acquisition and related financings had occurred at the beginning of 1996. As the Acquisition occurred on September 2, 1997, the Company's September 30, 1997 Form 10-Q includes a balance sheet of the consolidated entities.

     The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 is based upon the historical financial statements of WorldCom-San Antonio (as defined) for the year ended December 31, 1996 and the historical consolidated financial statements of the Company for the year ended December 31, 1996. The Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1997 is based upon the historical financial statements of WorldCom-San Antonio (as defined) for the eight months ended August 31, 1997 and the historical consolidated financial statements of the Company for the nine months ended September 30, 1997.

     The Pro Forma Statements presented herein are not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of 1996 or as of the date specified, and do not purport to indicate the Company's consolidated financial position or results of operations for any future date or period.

     These unaudited Pro Forma Statements should be read in conjunction with the historical financial statements and notes thereto of Worldcom-San Antonio (as defined) included elsewhere in this document and the financial statements of Intellicall, Inc.

                                                     INTELLICALL, INC.
                                      PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                       (unaudited)

                                               Year Ended December 31, 1996
                                         (in thousands, except per share amounts)

                                                        Historical                                Pro Forma
                                 ----------------------------------------------------------   ------------------
                                                                             Pro Forma
                                 Intellicall, Inc.       WorldCom           Adjustments       Intellicall, Inc.
                                 -----------------       --------           -----------           --------
Revenues and sales:
     Service revenues            $         76,905   $          93,499                        $         170,404
     Equipment sales                       15,884                                                       15,884
                                 ------------------  ------------------                       ------------------
                                           92,789              93,499                                  186,288
                                 ------------------  ------------------                       ------------------

Costs of revenues and sales:
     Service revenues                      68,078              72,838                                  140,916
     Equipment sales                       17,690                                                       17,690
                                 ------------------  ------------------                       ------------------
                                           85,768              72,838                                  158,606
                                 ------------------  ------------------                       ------------------

Gross profit:
     Service revenues                       8,827              20,661                                   29,488
     Equipment sales                       (1,806)                                                      (1,806)
                                 ------------------  ------------------                       ------------------
                                            7,021              20,661                                   27,682

Selling, general and
administrative expenses                    11,570             227,705             (209,635) (1)         29,640
                                                                                     1,001  (2)          1,001
                                                                                     1,100  (3)          1,100


                                 ------------------  ------------------  ------------------   ------------------
Operating loss                             (4,549)           (207,044)             207,534              (4,059)

Gain on sales of assets                       572                                                          572
Interest income                               710                 303                                    1,013
Interest expense                           (2,918)                                    (588) (4)         (3,506)
Minority interest                            (113)                                     572  (5)            459
                                 ------------------  ------------------  ------------------   ------------------

Loss before income taxes                   (6,298)           (206,741)             207,518              (5,521)

Income tax refund                           1,303                                                        1,303
Income tax expense                                             (1,608)                                  (1,608)
                                 ------------------  ------------------  ------------------   -----------------

Net loss                         $         (4,995)   $       (208,349)    $        207,518     $        (5,826)
                                 ==================  ==================  ==================   ==================

Net loss per share               $          (0.62)                                             $         (0.73)
                                 ==================                                           ==================

Weighted average number of
common and common equivalent
shares outstanding                          8,024                                                        8,024
                                 ==================                                           ==================



                                                     INTELLICALL, INC.
                                    PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                       (unaudited)

                                           Nine months ended September 30, 1997
                                         (in thousands, except per share amounts)

                                                        Historical                                Pro Forma
                                 ----------------------------------------------------------   ------------------
                                Nine months ended    Eight months ended
                                September 30, 1997     August 31, 1997       Pro Forma
                                 Intellicall, Inc.       WorldCom           Adjustments       Intellicall, Inc.
                                 -----------------       --------           -----------           --------
Revenues and sales:
     Service revenues             $         65,276    $         51,876                        $         117,152
     Equipment sales                        13,721                                                       13,721
                                 ------------------  ------------------                       ------------------
                                            78,997              51,876                                  130,873
                                 ------------------  ------------------                       ------------------

Costs of revenues and sales:
     Service revenues                       59,202              39,745                                   98,947
     Equipment sales                        18,508                                                       18,508
                                 ------------------  ------------------                       ------------------
                                            77,710              39,745                                  117,455
                                 ------------------  ------------------                       ------------------

Gross profit:
     Service revenues                        6,074              12,131                                   18,205
     Equipment sales                        (4,787)                                                      (4,787)
                                 ------------------  ------------------                       ------------------
                                             1,287              12,131                                   13,418

Selling, general and
administrative expenses                      9,856               9,343                                   19,199
                                                                                      667  (2)              667
                                                                                      733  (3)              733


                                 ------------------  ------------------  ------------------   ------------------
Operating loss                              (8,569)              2,788             (1,400)               (7,181)

Interest income                                445                 228                                      673
Interest expense                            (1,831)                                  (392) (4)           (2,223)
Minority interest                             (129)                                   (44) (5)             (173)
                                 ------------------  ------------------  ------------------   ------------------

Loss before income taxes                   (10,084)              3,016             (1,836)               (8,904)

Income tax expense                            (142)             (1,116)                                  (1,258)
                                 ------------------  ------------------  ------------------   ------------------

Net loss                          $        (10,226)    $         1,900     $        (1,836)     $       (10,162)
Preferred stock dividend                       (55)                                                         (55)
                                 ------------------  ------------------  ------------------   ------------------

Net loss available to common
shareholders                      $        (10,281)    $         1,900    $        (1,836)      $       (10,217)
                                 ==================  ==================  ==================   ==================

Net loss per share                $         (1.12)                                              $         (1.11)
                                 ==================                                           ==================

Weighted average number of
common and common equivalent
shares outstanding                          9,211                                                         9,211
                                 ==================                                           ==================

                                INTELLICALL, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)


Certain of the following adjustments should be calculated considering the number of months shown on the pro forma consolidated statement of operations.

     (1) In 1996, the WorldCom Business wrote off $209.6 million of goodwill. The goodwill arose upon WorldCom's acquisition of Metromedia Communications Corporation and Resurgens Communications Group, Inc. in September 1993 and was not acquired in the Aquisition of the WorldCom assets by ILD Teleservices, therefore, the goodwill write-off eliminated in the pro forma consolidated statement of operations.

     (2) To record the related amortization expense of the contracts valued at $2.5 million and goodwill valued at $14.5 million arising from the acquisition by ILD Teleservices. The contracts are amortized on a straight line basis over a six year period and the goodwill over a twenty-five year period.

     (3) To record depreciation expense on the property, plant and equipment of $5.5 million resulting from the purchase accounting adjustments. The estimated useful life of these assets is five years.

     (4) To reflect interest expense ranging from 9% to 11.5% on the pro forma debt of $6.1 million.

     (5) To reflect the minority interest on the pro forma income at the pro forma rate of 40.74%.